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                                                                   Exhibit 10.11
                                                                   -------------




Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, NY 14604

Attn: Gary Aron

Re:   License Agreement

Dear Gary:

     This letter amends, effective as of January 1, 2001, the License Agreement (the "License Agreement") between us dated as of June 9, 1999. The parties shall have no obligations hereunder before the effective date.

     Terms used in this letter that are not otherwise defined in this letter have the meaning given to them in the License Agreement.

     1. Notwithstanding any provisions in the License Agreement to the contrary:

          1.1  Licensor shall assume the responsibility of Licensee set forth in
               Section 17.1 of the License Agreement to manufacture and supply to Licensee at no additional cost to Licensee other than as stated herein and in the License Agreement, all Licensed Products required for Phase III clinical trials. and shall assume primary responsibility for all product development, provided, that such responsibility for product development shall be subject to the direction of the Steering Committee, and shall not affect the rights of the parties in and to technology and intellectual property as is set forth in the License Agreement. As a further condition precedent to the agreements of Licensee hereunder, Licensor repeats and reaffirms as of the date hereof the representation and warranty of Licensor set forth in Section 21.2 of the License Agreement.

          1.2. The funds paid by Licensee to Licensor under this Letter Agreement, together with additional funds supplied by Licensor, shall cover all necessary capital expenditures, as well as material, labor, overhead and all other costs necessary for Licensor to perform its obligations hereunder, including, without limitation, the cost of Licensor upgrading its manufacturing facilities to meet applicable current good manufacturing

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

               practices standards of the FDA ("GMP"), as well as applicable standards of the of the appropriate authorities of the United Kingdom (Medicine Control Agency) for the purpose of manufacturing Licensed Products.

          1.3. In furtherance of the foregoing, Licensor shall install on its premises certain capital equipment which is either newly purchased using funds provided by Licensee (the "New Equipment") or which is transferred to Licensor's facility from Licensee's Tampa, Florida facility (the "Used Equipment") (collectively, the New Equipment and the Used Equipment are referred to as the "Equipment"). The New Equipment to be purchased and the Used Equipment to be transferred are each identified on Schedule 1.3 to this Amendment.

               Title to the Equipment shall at all times remain with Licensee, and the Equipment shall not be transferred or delivered to any person, nor shall any lien or encumbrance be placed or permitted to be placed on the Equipment. Licensor shall at all times that the Equipment is in its possession keep the Equipment insured against loss or damage. In addition, Licensor shall, while the Equipment is in its possession, keep the Equipment maintained and in operating order and condition.

               The possession of the Equipment shall be transferred from Licensor to Licensee at the direction of the Steering Committee, as production is transferred from Licensor to Licensee at completion of Phase III clinical trials. At any time after January 1, 2003, Licensee shall be entitled to give Licensor notice of Licensee's intent to take possession of all or any portion of the Equipment, effective no sooner than six months after such notice. Licensor shall then have the option, exercisable at any time within 60 days after receiving the notice of Licensee referenced in the foregoing sentence, to purchase all or any portion of the Equipment from Licensee at Licensee's then-current book value of the Equipment purchased. Unless otherwise agreed by the parties, the purchase price for the Equipment shall be paid in cash at the time of transfer, which shall be within ten days of Licensor's notice exercising its option. The Equipment shall be transferred pursuant to this option, free and clear of liens created by Licensee, and in its then-current "as is" condition.

               Each party shall bear out-of-pocket costs associated with the transfer of any Equipment to such party's facility, or as otherwise directed by such party.

          1.4 As payment for its activities under this Letter Agreement, and for the purchase by Licensor on Licensee's behalf of the New Equipment, Licensor shall be paid by Licensee the "Year1 and Year2 Milestone Payments" set forth below:

               Year1 Milestone Payments totaling $[*] shall be paid in four equal installments commencing in the fiscal quarter of Licensee immediately following the commencement by Licensor of the supply of Licensed Products (as evidenced by manufacture and delivery of at least [*] units of acceptable Licensed Products for Phase III clinical trials. The Year1 Milestone Payments shall be reduced by the value of additional Used Equipment provided by Bausch & Lomb in addition to the Used Equipment. The value of the reduction shall equal the value of New Equipment, which need not be purchased due to the supply of such added equipment by Bausch & Lomb.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

               Year2 Milestone Payments totaling $[*] shall be paid in four equal installments commencing in the fiscal quarter of Licensee immediately following the last to occur of (a) Licensor completing the upgrading of its manufacturing facilities to meet applicable good manufacturing practices standards of the FDA ("GMP"), as well as applicable standards of the of the appropriate authorities of the United Kingdom (Medicine Control Agency), as certified by a recognized third party auditing firm mutually acceptable to Licensee and Licensor, and (b) production by Licensor of NDA stability batches in compliance with GMP and suitable for submission to applicable regulatory authorities, including FDA, as reasonably determined by Licensee. No Year2 Milestone payment shall be due before January 1, 2002.

               All such Milestone Payments shall be paid on or before the 10th calendar day of the applicable fiscal quarter of Licensee during which such amounts become due as set forth above, assuming continued performance by Licensor hereunder at the time such payment is due.

               To the extent that Licensee manufactures Licensed Products for Phase III clinical trials or performs product development work as provided in Paragraph 1.1 after 2002 (other than as a result of Licensor's failure or delay in meeting the obligations set forth above, which are expected to be performed in their entirety before 2003), appropriate arrangements will be made by the Steering Committee for Licensee to fund the cost of Licensor performing such work, provided that if Licensee does not wish to provide such funding, Licensee may decline to do so, in which event, Licensor shall not be obligated to perform such work. The foregoing proviso shall not, however, limit in any way the obligations of Licensor as are set forth in the License Agreement (including, without limitation, obligations relating to Development of Licensed Products).


          1.5. The amounts payable under Paragraph 1.4 shall be in addition to any other amounts payable by Licensee to Licensor under the License Agreement. This is based upon the representation and warranty by Licensor that such amounts are in consideration of actions not otherwise required under, and in compensation for costs and expenditures not otherwise reasonably anticipated or budgeted for in connection with, performance by Licensor of its obligations under the License Agreement without giving regard to this Letter Agreement, as is detailed in the Operations Plan Revision 2, dated October 2000, comprising four pages provided by Licensor to representatives of Licensee in connection with discussions relating to this Letter Agreement, a copy of which is attached as schedule 1.5 hereto. The foregoing representation shall be subject to the recordkeeping and audit provisions of
               Article 9 of the License Agreement.

          1.6 Licensor will promptly upon request by Licensee transfer all knowhow and technical information necessary for the manufacturing of Licensed Products to Licensee in order to allow Licensee to manufacture such Licensed Products for commercial sale.

          1.7 Licensee shall have the option, exercisable upon reasonable notice at any time following completion of Phase III clinical trials, to contract with Licensor to manufacture Licensed Products as a second source (or, if Licensee so determines, primary source) contract manufacturer for Licensee, and in either case, the supply agreement between Licensee and Licensor shall be upon and subject to the basic agreed terms for a Supply Agreement set forth in Section and Exhibit 17.2 of the License Agreement, except that (a) the parties shall be reversed and (b) Licensor's Cost for purposes of calculating the price of the Licensed Products shall not include any direct or indirect components (including amortized capital costs) representing amounts paid for by Licensee pursuant to Sections 1.3 - 1.5 of this Letter Agreement.

          1.8 In the event Licensor receives any notice, communication, memorandum or other correspondence from any governmental agency or authority (including the FDA) concerning the Licensed Products, including any correspondence relating to the facilities of Licensor used to manufacture the Licensed Products, Licensor shall provide a copy of same to Licensee immediately upon receipt. In addition, Licensor shall give Licensee immediate notice of any inspection, investigation or review of Licensor's premises or operations by any governmental agency or authority concerning the Licensed Products. Licensor shall take all reasonable action necessary to afford Licensee the opportunity to participate in any such inspection, investigation or review.

     2. The Research and Development Plan and the Budget originally adopted pursuant to the License Agreement are hereby amended to reflect the matters covered in this letter agreement and to reflect the attached Strategic Development Package Budget. The Research and Development Plan and the Budget shall be further amended as contemplated by the License Agreement no later than January 31, 2001.

     3. On or before January 31, 2001, the Steering Committee shall adopt an updated Market Projection Plan.

Except as specifically amended by this Letter Agreement, the terms and conditions of the License Agreement shall remain in full force and effect. If this letter accurately reflects your understanding of the modifications we have agreed to, please so indicate by signing the enclosed copy of this Letter Agreement and returning it to us.

                                    Very truly yours,
                                    CONTROL DELIVERY SYSTEMS, INC.



                                    By:  /s/ Paul Ashton
                                         ---------------------------

Read and Agreed:

BAUSCH & LOMB INCORPORATED


By:  /s/ Illegible
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